UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2024

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6303 Waterford District Drive, Suite 215 Miami, Florida 33126	6744832
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 776-6804

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NSPR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2024, InspireMD, Inc. (the “Company”) announced that Craig Shore has decided to retire from his role as Chief Financial Officer of the Company, effective upon the appointment of his successor. Mr. Shore will continue to serve as the Company’s Chief Financial Officer until a successor is appointed, after which he will assist with the transition to his successor to ensure a smooth handover of responsibilities.

The Company has initiated a search to identify its next Chief Financial Officer.

On December 10, 2024, the Company and Mr. Shore entered into the ninth amendment (the “Shore Amendment”) to that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015, July 25, 2016, March 25, 2019, August 14, 2020, November 4, 2021, January 17, 2022, January 18, 2023 and April 1, 2024 (as amended, the “Shore Agreement”), in order to amend certain terms relating to the termination of Mr. Shore’s employment in the event of a termination without Cause (as defined in the Shore Agreement).

As set forth in the Shore Amendment, in the event of a termination without Cause, Mr. Shore shall be entitled to (i) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits owed to and/or previously deposited into the relevant accounts of or for the benefit of, Mr. Shore as of the date of termination plus (ii) a one-time lump sum severance payment that shall include an amount equal to the sum of (A) 200% of Mr. Shore’s annual base salary, (B) two times the annual cost of providing an automobile to Mr. Shore and (C) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits that the Company would have been obligated to pay had Mr. Shore remained employed in the same position and at the same base salary for the 24 months immediately following the date of termination, as were in effect for the 24 months immediately preceding the date of termination. In addition, to the fullest extent permitted by the Company’s then-current benefit plans, Mr. Shore shall be entitled to continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for Mr. Shore and his eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of Mr. Shore’s employment for the lesser of twenty four months after termination or until Mr. Shore secures coverage from new employment.

Except as amended by the Shore Amendment, all other provisions of the Shore Agreement remain in full force and effect.

The forgoing descriptions of the Shore Amendment does not purport to be complete and is qualified in its entirety by the full text of the Shore Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur for various reasons, including some reasons which are beyond the Company’s control. For this reason, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On December 12, 2024, the Company issued a press release titled “InspireMD Announces Expected Retirement of its CFO Craig Shore and CFO Transition in 2025”. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K that is furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Ninth Amendment to Employment Agreement, dated December 10, 2024, by and between InspireMD, Inc. and Craig Shore
99.1	Press Release, dated December 12, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIREMD, INC.

Date: December 12, 2024	By:	/s/ Marvin Slosman
	Name:	Marvin Slosman
	Title:	Chief Executive Officer